UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  July 25, 2011 (July 19, 2011)

Rudolph Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-27965	22-3531208
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Rudolph Road, P.O. Box 1000, Flanders, NJ 07836

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code  (973) 691-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

Purchase Agreement

On July 19, 2011, Rudolph Technologies, Inc. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with Credit Suisse Securities (USA) LLC, as the initial purchaser (the “Initial Purchaser”), relating to the Company’s sale of $50 million aggregate principal amount of its 3.75% Convertible Senior Notes due 2016 (the “Notes”) to the Initial Purchaser. The Company also granted the Initial Purchaser an option to purchase up to an additional $10 million aggregate principal amount of the Notes (the “Option”).  The Initial Purchaser exercised the Option in full, and on July 25, 2011, the Company issued $60 million aggregate principal amount of the Notes.

The Purchase Agreement includes customary representations, warranties and covenants. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchaser against certain liabilities.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Indenture and Notes

The Notes were issued pursuant to an indenture, dated as of July 25, 2011 (the “Indenture”), between the Company and Bank of New York Mellon Trust Company, N.A., as Trustee, which includes a form of Note.  The Notes will pay interest semi-annually in arrears on January 15 and July 15 of each year, beginning January 15, 2012, at an annual rate of 3.75% and will mature on July 15, 2016, unless earlier converted or repurchased.

Subject to fulfillment of certain conditions and during the periods described below, the Notes may be converted at the applicable conversion rate. The initial conversion rate will be 77.2410 shares of Common Stock (subject to adjustment in certain circumstances) per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $12.95 per share of Common Stock), representing a conversion premium of approximately 35% above the closing price of the Common Stock of $9.59 per share on July 19, 2011. Upon conversion, the Company will pay cash up to the aggregate principal amount of the Notes to be converted and deliver shares of its Common Stock in respect of the remainder, if any, of the conversion obligation in excess of the aggregate principal amount of the Notes being converted.

Prior to the close of business on the business day immediately preceding April 15, 2016, the Notes will be convertible only upon satisfaction of one or more of the following conditions:

•                                          during any calendar quarter commencing after September 30, 2011 (and only during such calendar quarter), if the last reported sale price of the Common Stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter exceeds 130% of the applicable conversion price on each applicable trading day;

•                                          during the five business day period after any five consecutive trading-day period in which the trading price (as defined in the Indenture) per $1,000 principal amount of the Notes for each trading day of that five consecutive trading-day period was less than 98% of the product of the last reported sale price of Common Stock and the applicable conversion rate on such trading day; or

•                                          upon the occurrence of specified corporate events.

On or after April 15, 2016, holders may convert their notes at the applicable conversion rate at any time prior to the close of business on the second scheduled trading day immediately preceding the maturity date, regardless of whether any of the foregoing conditions have been met.

If the Company undergoes a “fundamental change” (as defined in the Indenture), subject to certain conditions, holders of the Notes will have the option to require the Company to repurchase all or any portion of its Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the applicable repurchase date. In addition, if a fundamental change occurs and a holder elects to convert its Notes in connection with such “make-whole fundamental change” (as defined in the Indenture), the Company will, under certain circumstances, increase the conversion rate for the Notes surrendered for conversion.

The Indenture provides for customary events of default. In the case of an event of default arising from specified events of bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. If any other event of default under the Indenture occurs or is continuing, the Trustee or holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all of the Notes to be due and payable immediately.  In certain circumstances if the Company fails to timely file certain documents or reports required under the Securities Exchange Act of 1934, as amended, additional interest will accrue on the Notes during the period in which its failure to file has occurred and is continuing. In addition, if, and for so long as, the restrictive legend on the notes has not been removed or the notes are not otherwise freely tradable by holders other than the Company’s affiliates as of the 365th day after the last date of original issuance of the Notes, the Company will pay additional interest on the Notes until such restrictive legend is removed and the Notes are freely tradable.

The foregoing description of the Indenture and the Notes does not purport to be complete and is qualified in its entirety by reference to the Indenture (which includes the form of Note), which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Convertible Note Hedge Transaction and Warrant Transaction

In connection with the offering of the Notes, on July 19, 2011, the Company entered into a convertible note hedge and a warrant transaction with an affiliate of the Initial Purchaser (the “Option Counterparty”), and on July 22, 2011, following the exercise by the Initial Purchaser of the Option, the Company and the Option Counterparty amended the confirmations relating to the convertible note hedge and warrant transactions to increase the size of the transactions.  The convertible note hedge transaction is intended to reduce potential dilution to the Common Stock upon conversion of the Notes. However, the warrant transaction will have a dilutive effect on the Company’s earnings per share to the extent that the price of the Common Stock exceeds the strike price of the warrant. The strike price of the warrant will initially be approximately $17.00 per share, which is approximately 177% of the closing sale price of the Common Stock on July 19, 2011.  The Company paid an aggregate of approximately $14.5 million to the Option Counterparty for the convertible note hedge transaction, as amended, and received an aggregate of approximately $7.0 million from the Option Counterparty for the warrant transaction, as amended.

The Company will not be required to make any cash payments to the Option Counterparty or its affiliates upon the exercise of the options that are a part of the convertible note hedge transaction, but will be entitled to receive from the Option Counterparty a number of shares of Common Stock generally based on the amount by which the market price per share of the Common Stock, as measured under the terms of the convertible note hedge transaction, is greater than the strike price of the convertible note hedge transaction during the relevant valuation period under the convertible note hedge transaction. Additionally, if the market price per share of the Common Stock, as measured under the terms of the warrant transaction, exceeds the strike price of the warrants during the valuation period at the maturity of the warrants, the Company will owe the Option Counterparty a number of shares of Common Stock in an amount based on the excess of such market price per share of the Common Stock over the strike price of the warrants.

The foregoing description of the convertible note hedge transaction, as amended, and warrant transaction, as amended, is qualified in its entirety by reference to the confirmation and amendment thereto relating to the convertible note hedge transaction and the confirmation and amendment thereto relating to the warrant transaction, which are filed, respectively, as Exhibits 10.2 through 10.5 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03.                                          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Items 1.01 and 3.02 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.                                          Unregistered Sales of Equity Securities.

As described in Item 1.01 of this report, which is incorporated herein by reference, on July 25, 2011, the Company issued $60 million aggregate principal amount of Notes to the Initial Purchaser (including the Notes issued upon the exercise of the Option by the Initial Purchaser) in a private placement pursuant to exemptions from the registration requirements of the Securities Act.  The Company offered and sold the Notes in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.  The Initial Purchaser is initially offering the Notes to “qualified institutional buyers” pursuant to the exemption from registration provided by Rule 144A under the Securities Act.  The Notes and Common Stock issuable upon conversion of the Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.  The Notes are convertible into cash and shares of Common Stock, if any, as described in this report.

Also as described in Item 1.01 of this report, (i) on July 19, 2011, entered into a warrant confirmation transaction with the Option Counterparty and (ii) on July 22, 2011, the Company and the Option Counterparty amended the confirmations relating to the convertible note hedge and warrant transactions.  Pursuant to the warrant confirmation transaction, as amended, up to a maximum of 8,668,920 shares of Common Stock (subject to adjustment from time to time as provided in the warrant confirmation as a result of actions of the Company or events within the Company’s control) may be issuable upon the conversion of warrants.  The strike price of the warrant transaction will initially be approximately $17.00 per share.  The Company offered and sold the warrants in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.  Neither the warrants nor the underlying shares of Common Stock issuable upon the conversion of the warrants have been registered under the Securities Act and neither may be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The Company estimates that the net proceeds from this offering will be approximately $50.4 million after deducting the Initial Purchaser’s discount and estimated offering expenses and the aggregate cost of the convertible note hedge, as amended (taking into account the proceeds received by the Company from the sale of the warrant transaction), of approximately $7.5 million.

Item 9.01.                                          Financial Statements and Exhibits.

(d) Exhibits.

4.1	Indenture, dated as of July 25, 2011, by and between The Bank of New York Mellon Trust Company, N.A., as Trustee, and Rudolph Technologies, Inc.

10.1	Purchase Agreement, dated July 19, 2011, among Rudolph Technologies, Inc. and Credit Suisse Securities (USA) LLC

10.2	Confirmation of Convertible Note Hedge Transaction dated July 19, 2011, by and between Rudolph Technologies, Inc. and Credit Suisse International

10.3	Amendment dated July 22, 2011 to Confirmation of Convertible Note Hedge Transaction

dated July 19, 2011, by and between Rudolph Technologies, Inc. and Credit Suisse International

10.4	Confirmation of Issuer Warrant Transaction dated July 19, 2011, by and between Rudolph Technologies, Inc. and Credit Suisse International

10.5	Amendment dated July 22, 2011 to Confirmation of Issuer Warrant Transaction dated July 19, 2011, by and between Rudolph Technologies, Inc. and Credit Suisse International

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rudolph Technologies, Inc.

Dated: July 25, 2011	By:	/s/ Paul F. McLaughlin
		Name:	Paul F. McLaughlin
		Title:	Chairman and
Chief Executive Officer